Exhibit 99.1

For release: January 9, 2007, 6:00 am EST	Contact:	Mark Rittenbaum Ph: 503-684-7000
Greenbrier Companies Reports First Quarter Results
Company earns $.12 per share on revenues of $247 million
Lake Oswego, Oregon, January 9, 2007 — The Greenbrier Companies [NYSE:GBX], a leading supplier of transportation equipment and services to the railroad industry, today reported financial results for its fiscal first quarter ended November 30, 2006.
Highlights
•	Revenues increased 32% to $247 million, with growth occurring in all three of the Company’s business segments.
•	Net earnings for the quarter, were $1.9 million, or $.12 per diluted share.
•	EBITDA for the quarter was $19.6 million, or 8.0% of revenues.
•	New railcar manufacturing backlog was relatively unchanged at 14,300 units, valued at $980 million as of November 30, 2006.
•	New marine barge backlog was a record $75 million at November 30, 2006.
•	During the quarter, the Company expanded its new railcar product lines in North America to a total of five different car types.
•	During the quarter, the Company completed three major strategic initiatives:

i) acquisition of the assets of Rail Car America, ii) acquisition of the stock of Meridian Rail Services, and iii) formation of a joint venture, Greenbrier GIMSA, to build new railcars in Mexico.
First Quarter Results:
     Revenues for the 2007 fiscal first quarter were $246.6 million, compared to $186.4 million in the prior year’s first quarter. EBITDA was $19.6 million, or 8.0% of revenues for the quarter, compared to $23.4 million, or 12.5 % of revenues in the prior year’s first quarter. Net earnings were $1.9 million, or $.12 per diluted share for the quarter, compared to net earnings of $8.0 million, or $.51 per diluted share for the same period in 2006.

     New railcar manufacturing backlog was 14,300 units valued at $980 million at November 30, 2006, compared to 14,700 units valued at $1.0 billion on August 31, 2006. Approximately 7,700 units in backlog are for delivery beyond calendar 2007 and are subject to Greenbrier’s fulfillment of certain competitive conditions. Marine backlog reached a record $75 million, compared to $55 million on August 31, 2006.
     William A. Furman, president and chief executive officer, said, “While we were pleased to conclude three strategic initiatives during the quarter, we were obviously disappointed in our first quarter financial results. A number of operating and non-operating items combined to contribute to this performance. On the operating side, it became apparent late in the quarter that we were not making sufficient progress in achieving manufacturing efficiencies and addressing production difficulties. These factors coupled with timing issues combined to produce weak results. Management is keenly focused on improving financial performance and integrating our recent acquisitions as we move forward in 2007.”
     Results for the quarter were adversely impacted by a number of factors, which were only modestly offset by a low tax rate for the quarter. The aggregate affect of these items was to negatively impact earnings by about $.40 per diluted share. These factors included:
•	About one-half of this $.40 impact is estimated to be due to lower than anticipated margins from new railcar and marine manufacturing.
•	Several unexpected timing issues emerged including: (i) lower than anticipated gains on equipment sales, as certain sales originally contemplated to occur during the quarter are now expected to occur later in the fiscal year, and (ii) a delay in timing of revenue on a marine barge order. These two items, which equate to about $.10 per share, are expected to reverse themselves in future periods. As well, certain double-stack railcars were produced during the quarter that are anticipated to be sold later in the year.
•	Other non-cash items which adversely affected results were a write-off of unamortized loan costs of $.04 per diluted share and foreign exchange losses of $.03 per diluted share.
     Mark Rittenbaum, senior vice president and treasurer, added, “In addition to the aforementioned items, there were a lesser number of business days in our actual first quarter results from the Meridian Rail Services and Rail Car America acquisitions than previously anticipated prior to the closing of those deals. While these lesser days impact both first quarter and full year results, they do not change our positive outlook for these businesses for the balance of this fiscal year. Finally, our tax rate for the quarter was 24.7%, as a result of the geographic mix of earnings and a tax credit in Mexico. For the year as a whole, we anticipate the tax rate to be closer to 35% — 40%.”
     The Company now reports its results from three business segments. The Manufacturing segment now includes new railcar and marine barge manufacturing. First quarter revenues for this segment were $168.7 million, up 19% from $141.8 million in the first quarter of 2006. New railcar deliveries for the quarter were approximately 2,000 units compared to 2,400 units in the prior comparable period. Deliveries decreased principally as a result of line changeovers, lower production rates, and suspension of production at the Company’s Canadian new railcar facility during the quarter. Revenues per unit increased due to a change in product mix. The current mix was more heavily weighted to conventional railcars, which have a higher unit sales value than intermodal cars.
     Manufacturing gross margin for the quarter was 4.2% of revenues, compared to 13.3% of revenues in the first quarter of 2006. The decrease in margin was principally due to a less favorable product mix, lower production rates, production difficulties and inefficiencies in the introduction of certain railcar types, and absorption of overhead costs associated with suspension of production at the Canadian facility.
     The refurbishment & parts segment includes results for 30 shop locations across North America, which repair and refurbish railcars, provide wheel, axle and bearing services, and recondition and provide replacement railcar parts. Revenues for this segment were $51.2 million, more than double the $22.8 million of revenue for the prior comparable period. Over $18 million of this revenue growth was the result of the recent acquisitions of Rail Car America and Meridian Rail Services during the quarter. The balance of the revenue growth of about $10 million was organic. Margins for this segment were 12.2%, as compared to 12.1% in the prior period.
     The leasing & services segment continues to include results from the Company’s owned lease fleet of approximately 10,000 railcars and from fleet management services provided for approximately 135,000 railcars. Revenues for this segment grew to $26.7 million, an increase of 23% from $21.8 million in the same quarter last year. Leasing & services gross margin grew to 59.5% of revenues, compared to 52.0% of revenues in the same quarter last year. Leasing & Services revenue and margin growth was achieved principally from additions to the Company’s lease fleet, and increases in gains on equipment sales and in interest income.

Business Outlook:
     Furman continued, “In fiscal 2006, we took several strategic steps to improve our competitive position and build a stronger company that can perform more consistently through various economic cycles. As we enter a less certain economic environment with growing signs of a possible economic slowdown, we continue to believe that secular forces will favor the railroad industry and that our recent strategic decisions were on target. Our diversified business units should serve us well in this environment over the long-term. For example, roughly $550 million of annual revenue is anticipated to be derived from our expanded marine barge manufacturing, railcar refurbishment & parts, and leasing & services operations. Our European new railcar operations currently provide about another $100 million in annual revenues.”
     Furman concluded, “However, events in the first quarter coupled with operating in a less certain economic environment, have made us more cautious about our financial performance and forecasting this performance for the remainder of this year. This is particularly the case in new railcar manufacturing, where we have open production space. In the near term, our customers are moderating their demand for certain new railcar types, including intermodal and mill gondola cars from what we previously anticipated. Therefore, we have lowered our new railcar delivery and margin expectations for the year. Due to all of these factors, we have withdrawn our earlier guidance and are lowering our full year guidance to $2.15 to $2.40 per diluted share.”
     The Greenbrier Companies (www.gbrx.com), headquartered in Lake Oswego, OR, is a leading supplier of transportation equipment and services to the railroad industry. The Company builds new railroad freight cars in its manufacturing facilities in the U.S., Canada, and Mexico and marine barges at its U.S. facility. It also repairs and refurbishes freight cars and provides wheels and railcar parts at 30 locations across North America. Greenbrier builds new railroad freight cars and refurbishes freight cars for the European market through both its operations in Poland and various subcontractor facilities throughout Europe. Greenbrier owns approximately 10,000 railcars, and performs management services for approximately 135,000 railcars.
     “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This release may contain forward-looking statements. Greenbrier uses words such as “anticipate,” “believe,” “plan,” “expect,” “future,” “intend” and similar expressions to identify forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, fluctuations in demand for newly manufactured railcars or failure to obtain orders as anticipated in developing forecasts; actual future costs and the availability of materials and a trained workforce; steel price increases and scrap surcharges; changes in product mix and the mix between segments; labor disputes, energy shortages or operating difficulties that might disrupt manufacturing operations or the flow of cargo; production difficulties and product delivery delays as a result of, among other matters, changing technologies or non-performance of subcontractors or suppliers; ability to obtain suitable contracts for the sale of leased equipment; all as may be discussed in more detail under the headings “Risk Factors” on page 8 of Part I , Item 1a and “Forward Looking Statements” on page 25 of Part II of our Annual Report on Form 10-K for the fiscal year ended August 31, 2006 . Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements.
The Greenbrier Companies will host a teleconference to discuss first quarter fiscal 2007 results. Teleconference details are as follows:
Wednesday, January 9, 2006
7:30 am Pacific Standard Time
Phone #: 630-395-0143, Password: “Greenbrier”
Webcast Real-time Audio Access: (“Newsroom” at http://www.gbrx.com)
Please access the website 10 minutes prior to the start time. Following the call, a replay will be available on the same website. Telephone replay will be available through January 28, 2007 at 402-220-0188.

THE GREENBRIER COMPANIES, INC.
Condensed Consolidated Balance Sheets
(In thousands, unaudited)

	November 30,	August 31,
	2006	2006
Assets
Cash and cash equivalents	$14,359	$142,894
Restricted cash	2,603	2,056
Accounts and notes receivable	145,392	115,565
Inventories	209,277	163,151
Assets held for sale	67,750	35,216
Equipment on operating leases	303,280	301,009
Investment in direct finance leases	8,456	6,511
Property, plant and equipment	115,221	80,034
Goodwill and intangibles	188,063	3,340
Other	28,197	27,538
	2006	2006
	$1,082,598	$877,314

Liabilities and Stockholders’ Equity
Revolving notes	$210,387	$22,429
Accounts payable and accrued liabilities	219,708	204,793
Participation	11,849	11,453
Deferred income taxes	41,132	37,472
Deferred revenue	11,040	17,481
Notes payable	364,400	362,314
Subordinated debt	1,270	2,091
Minority interest	1,202	—
Stockholders’ equity	221,610	219,281
	2006	2006
	$1,082,598	$877,314

THE GREENBRIER COMPANIES, INC.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts, unaudited)

	Three Months Ended
	November 30,
	2006	2005
Revenue
Manufacturing	$168,692	$141,835
Refurbishment & parts	51,236	22,761
Leasing & services	26,695	21,766

	246,623	186,362
Cost of revenue
Manufacturing	161,688	123,031
Refurbishment & parts	45,007	19,999
Leasing & services	10,811	10,439

	217,506	153,469
Margin	29,117	32,893
Other costs
Selling and administrative expense	17,124	15,541
Interest and foreign exchange	9,641	4,573

	26,765	20,114
Earnings before income taxes, minority interest and equity in unconsolidated subsidiaries	2,352	12,779
Income tax expense	(580)	(4,934)

Earnings before minority interest and equity in unconsolidated subsidiaries	1,772	7,845
Minority interest	(2)	—
Equity in earnings of unconsolidated subsidiaries	100	172

Net earnings	$1,870	$8,017

Basic earnings per common share	$0.12	$0.52

Diluted earnings per common share	$0.12	$0.51

Weighted average common shares:
Basic	15,961	15,511
Diluted	16,010	15,847

THE GREENBRIER COMPANIES, INC.
Condensed Consolidated Statements of Cash Flows
(In thousands, unaudited)

	Three Months Ended
	November 30
	2006	2005
Cash flows from operating activities:
Net earnings	$1,870	$8,017
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Deferred income taxes	303	(1,122)
Depreciation and amortization	7,526	5,873
Gain on sales of equipment	(3,222)	(612)
Other	40	40
Decrease (increase) in assets (net of acquisitions):
Accounts and notes receivable	(8,029)	31,228
Inventories	(1,379)	922
Assets held for sale	(15,342)	(43,619)
Other	351	(393)
Increase (decrease) in liabilities (net of acquisitions):
Accounts payable and accrued liabilities	(17,547)	10,878
Participation	396	486
Deferred revenue	(6,906)	(2,846)

Net cash provided by (used in) operating activities	(41,939)	8,852

Cash flows from investing activities:
Acquisitions, net of cash acquired	(264,470)	—
Principal payments received under direct finance leases	229	871
Proceeds from sales of equipment	20,833	3,169
Investment in and advances to unconsolidated joint venture	137	75
Increase in restricted cash	(436)	—
Capital expenditures	(30,458)	(44,401)

Net cash used in investing activities	(274,165)	(40,286)

Cash flows from financing activities:
Changes in revolving notes	186,608	2,096
Proceeds (expenses) from notes payable	(69)	58,873
Repayments of notes payable	(931)	(1,382)
Repayment of subordinated debt	(821)	(1,442)
Proceeds from minority interest	1,200	—
Stock options exercised and restricted stock awards	877	805
Excess tax benefit of stock options exercised	869	639

Net cash provided by financing activities	187,733	59,589

Effect of exchange rate change	(164)	(664)
Increase (decrease) in cash and cash equivalents	(128,535)	27,491
Cash and cash equivalents
Beginning of period	142,894	73,204

End of period	$14,359	$100,695

11

THE GREENBRIER COMPANIES, INC.
Supplemental Disclosure
Reconciliation of Net Cash Provided by Operating Activities to EBITDA (1)
(In thousands, unaudited)

	Three Months Ended
	November 30
	2006	2005
Net cash provided by (used in) operating activities	$(41,939)	$8,852
Changes in working capital	48,456	3,344
Deferred income taxes	(303)	1,122
Gain on sales of equipment	3,222	612
Other	(40)	(40)
Income tax expense	580	4,934
Interest and foreign exchange	9,641	4,573

EBITDA from operations	$19,617	$23,397

(1) “EBITDA” (earnings from continuing operations before interest and foreign exchange, taxes, depreciation and amortization) is a useful liquidity measurement tool commonly used by rail supply companies and Greenbrier. It should not be considered in isolation or as a substitute for cash flows from operating activities or cash flow statement data prepared in accordance with generally accepted accounting principles.